Exhibit 99.1

Keryx Biopharmaceuticals Announces Fourth Quarter and Full Year 2017

Financial Results

•	Fourth quarter 2017 total revenues of $18.7 million, including net U.S. Auryxia® (ferric citrate) product sales of $17.3 million
•	Full year 2017 total revenues of $60.6 million; net U.S. Auryxia product sales more than doubled in 2017 to $55.5 million, as compared to 2016

BOSTON, MA, February 7, 2018 – Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on bringing innovative medicines to people with kidney disease, today announced its financial results for the fourth quarter and year ended December 31, 2017. The company also reviewed its commercial progress with Auryxia following approval of the medicine’s second indication for the treatment of iron deficiency anemia in adults with chronic kidney disease, not on dialysis.

“In 2017, we brought Auryxia to an increasing number of people with hyperphosphatemia, and with the recent approval of a second indication, we are confident we can bring Auryxia to even more patients living with chronic kidney disease in the coming years,” said Greg Madison, president and chief executive officer of Keryx Biopharmaceuticals. “With approval of a second indication for Auryxia, we believe we are in a unique position to offer patients and their healthcare providers a medicine that can treat two distinct but related complications of chronic kidney disease. Driving growth in both indications is our focus in 2018 and we look forward to continued progress as we build a leading kidney care company.”

2017 Business Highlights

•	Full year 2017 net U.S. Auryxia product sales were $55.5 million, as compared to $27.2 million for the full year 2016, a 104 percent increase.
•	Auryxia net U.S. product sales were $17.3 million in the fourth quarter of 2017, as compared to $8.2 million in the same quarter in 2016.
•	Approximately 30,400 Auryxia prescriptions were reported in the fourth quarter of 2017, these prescriptions represent 6.5 million Auryxia tablets. This compares to approximately 8,700 prescriptions and 1.8 million Auryxia tablets in the fourth quarter of 2016.
•	Auryxia received U.S. approval for the treatment of iron deficiency anemia in adults with chronic kidney disease, not on dialysis in November 2017 and was launched in the fourth quarter.
•	Following formulary access expansion in 2017, Auryxia has broad formulary coverage across Medicare Part D and commercial insurance providers with no restrictions. This formulary status applies to both Auryxia indications.

Fourth Quarter and Year Ended December 31, 2017 Financial Results

“The strong prescription demand growth generated in the fourth quarter, coupled with the stabilization of the gross-to-net adjustment, led to $17.3 million of net U.S. Auryxia product sales in the fourth quarter of 2017,” said Scott Holmes, senior vice president and chief financial officer of Keryx Biopharmaceuticals. “As we enter 2018, we believe we will continue to drive Auryxia growth as a chronic kidney disease treatment for both hyperphosphatemia in the dialysis setting, as well as iron deficiency anemia in the non-dialysis setting.”

Total revenues for the quarter ended December 31, 2017 were approximately $18.7 million, compared with $9.5 million during the same period in 2016. Total revenues for the fourth quarter of 2017 consist of approximately $17.3 million in net U.S. Auryxia product sales, as compared to $8.2 million in the fourth quarter of 2016. Total revenues for the fourth quarter of 2017 also include $1.4 million in license revenue, as compared to $1.3 million during the same period in 2016.

For the year ended 2017, total revenues were approximately $60.6 million, as compared to $32.0 million in 2016. Total revenues for 2017 include $55.5 million of Auryxia net U.S. product sales and $5.1 million in license revenue, as compared to $27.2 million and $4.8 million, respectively, in 2016.

Cost of goods sold for the quarter ended December 31, 2017 were $7.4 million, compared with $13.4 million during the same period in 2016. For the year ended 2017, total cost of goods sold were $22.0 million, as compared to $37.8 million in 2016.

Selling, general and administrative expenses for the quarter ended December 31, 2017 were $28.8 million, as compared to $23.0 million during the same period in 2016. For the year ended December 31, 2017, total selling, general and administrative expenses were $99.6 million, as compared to $84.6 million in 2016. Selling, general and administrative expenses for the quarter and full year ended December 31, 2017 included $6.6 million and $15.6 million, respectively, in non-cash stock compensation expense, as compared to $2.8 million and $11.2 million, respectively, during the same periods in 2016.

Research and development expenses for the quarter ended December 31, 2017 were $12.6 million, as compared to $6.2 million during the same period in 2016. For the year ended December 31, 2017, total research and development expenses were $37.7 million, as compared to $29.5 million in 2016. Research and development expenses for the quarter and full year ended December 31, 2017 included $1.0 million and $2.6 million, respectively, in non-cash stock compensation expense, as compared to $0.6 million and $2.8 million, respectively, during the same periods in 2016.

Net loss for the quarter ended December 31, 2017 was $30.4 million, or $0.26 per share, as compared to a net loss of $33.8 million, or $0.32 per share, for the comparable period in 2016. For the full year 2017, net loss was $163.4 million, or $1.43 per share, as compared to $161.1 million, or $1.52 per share, in 2016.

Cash and cash equivalents as of December 31, 2017 totaled approximately $93.5 million.

Conference Call Information

Keryx Biopharmaceuticals will host an investor conference call today, February 7, 2018, at 8:00 a.m. ET to discuss financial results for the fourth quarter and full year of 2017. To participate in the conference call, please call 1-(888) 396-2320 (U.S.), 1-(774) 264-7560 (outside the U.S.), call-in ID: 3697815. The call will also be webcast with slides, which will be accessible through the Investors section of the company’s website at www.keryx.com. The audio replay will be available at http://www.keryx.com for approximately 15 days after the call.

About Auryxia® (ferric citrate) tablets

Auryxia (ferric citrate) was approved by the U.S. Food and Drug Administration (FDA) on September 5, 2014 for the control of serum phosphorus levels in patients with chronic kidney disease on dialysis and approved by the FDA on November 6, 2017 for the treatment of iron deficiency anemia in patients with chronic kidney disease not on dialysis. Auryxia tablets were designed to contain 210 mg of ferric iron, equivalent to 1 gram of ferric citrate, and offers convenient mealtime dosing. The starting dose of Auryxia for the treatment of hyperphosphatemia for patients on dialysis is six tablets per day (two per meal) and for the treatment of iron deficiency anemia in patients not on dialysis is three tablets per day (one per meal). For more information about Auryxia and the U.S. full prescribing information, please visit www.Auryxia.com.

IMPORTANT U.S. SAFETY INFORMATION FOR AURYXIA® (ferric citrate)

CONTRAINDICATION

AURYXIA® (ferric citrate) is contraindicated in patients with iron overload syndromes, e.g., hemochromatosis.

WARNINGS AND PRECAUTIONS

•	Iron Overload: Increases in serum ferritin and transferrin saturation (TSAT) were observed in clinical trials with AURYXIA in patients with chronic kidney disease (CKD) on dialysis treated for hyperphosphatemia, which may lead to excessive elevations in iron stores. Assess iron parameters prior to initiating AURYXIA and monitor while on therapy. Patients receiving concomitant intravenous (IV) iron may require a reduction in dose or discontinuation of IV iron therapy.
•	Risk of Overdosage in Children Due to Accidental Ingestion: Accidental ingestion and resulting overdose of iron-containing products is a leading cause of fatal poisoning in children under 6 years of age. Advise patients of the risks to children and to keep AURYXIA out of the reach of children.

ADVERSE REACTIONS

Most common adverse reactions with AURYXIA were:

•	Hyperphosphatemia in CKD on Dialysis: Diarrhea (21%), discolored feces (19%), nausea (11%), constipation (8%), vomiting (7%) and cough (6%)
•	Iron Deficiency Anemia in CKD Not on Dialysis: Discolored feces (22%), diarrhea (21%), constipation (18%), nausea (10%), abdominal pain (5%) and hyperkalemia (5%)

SPECIFIC POPULATIONS

•	Pregnancy and Lactation: There are no available data on AURYXIA use in pregnant women to inform a drug-associated risk of major birth defects and miscarriage. However, an overdose of iron in pregnant women may carry a risk for spontaneous abortion, gestational diabetes and fetal malformation. Data from rat studies have shown the transfer of iron into milk, hence, there is a possibility of infant exposure when AURYXIA is administered to a nursing woman.

To report suspected adverse reactions, contact Keryx Biopharmaceuticals at 1-844-445-3799.

Please click here to view the Full Prescribing Information for Auryxia.

About Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc., with headquarters in Boston, Massachusetts, is focused on the development and commercialization of innovative medicines that provide unique and meaningful advantages to people with kidney disease. The Keryx team consists of approximately 200 committed people working with passion to advance the care of people with this complex disease. This dedication has resulted in two FDA-approved indications for Keryx’s first medicine, Auryxia® (ferric citrate) tablets. For more information about Keryx, please visit www.keryx.com.

Keryx Biopharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenues:
Net U.S. Auryxia product sales	$17,296	$8,228	$55,514	$27,173
License revenue	1,386	1,305	5,127	4,810

Total Revenues	18,682	9,533	60,641	31,983

Costs and Expenses:
Cost of goods sold	7,447	13,437	21,955	37,803
Research and development	12,628	6,185	37,679	29,504
Selling, general and administrative	28,787	23,035	99,622	84,553
License expense	832	783	3,076	2,886

Total Costs and Expenses	49,694	43,440	162,332	154,746

Operating Loss	(31,012)	(33,907)	(101,691)	(122,763)

Other Income (expense):
Other income (expense), net	288	143	(61,984)	(38,252)

Loss Before Income Taxes	(30,724)	(33,764)	(163,675)	(161,015)
Income tax (benefit) expense	(295)	20	(235)	80

Net Loss	$(30,429)	$(33,784)	$(163,440)	$(161,095)

Net Loss Per Common Share
Basic and diluted net loss per common share	$(0.26)	$(0.32)	$(1.43)	$(1.52)

Shares Used in Computing Net Loss Per Common Share
Basic and diluted	119,193,548	105,962,622	114,507,668	105,845,121

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Balance Sheet Data

(In thousands)

(unaudited)

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$93,526	$111,810
Accounts receivable	$8,146	$5,236
Inventory	$28,695	$12,681
Other current assets	$11,199	$3,170
Total assets	$158,872	$141,427

Liabilities and Stockholders’ Equity (Deficit)
Accounts payable and accrued expenses	$45,031	$21,190
Convertible senior notes	$125,000	$125,000
Total liabilities	$172,967	$149,723
Stockholders’ equity (deficit)	$(14,095)	$(8,296)

Forward-Looking Statements

Some of the statements included in this press release, particularly those regarding the commercialization and ongoing clinical development of Auryxia, including statements with respect to the demand and growth of Auryxia patients, prescriptions and sales, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully market Auryxia and whether we can increase adoption of Auryxia in patients with CKD on dialysis and successfully launch Auryxia for the treatment of iron deficiency anemia in patients with chronic kidney disease, not on dialysis; whether we can maintain our operating expenses to projected levels while continuing our current clinical, regulatory and commercial activities; our ability to continue to supply Auryxia to the market; the risk that increased utilization by Medicare Part D subscribers will increase our gross-to-net adjustment greater than we anticipate; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information found on our website is not incorporated by reference into this press release and is included for reference purposes only.

KERYX BIOPHARMACEUTICALS CONTACTS

Amy Sullivan

Senior Vice President, Corporate Affairs

T: 617.466.3519

amy.sullivan@keryx.com